EXHIBIT 99.8

W. P. CAREY INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

This unaudited pro forma consolidated financial information should be read in conjunction with the unaudited financial statements of the Predecessor Registrant and CPA®:15 as of and for the six months ended June 30, 2012 and the audited financial statements of the Predecessor Registrant and CPA®:15 as of and for the year ended December 31, 2011, including the notes thereto, and other financial information and analysis, including the subsection captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Predecessor Registrant’s 2011 Annual Report, as updated by Exhibit 99.1 of this filing.

The unaudited pro forma consolidated financial information (i) is based on available information and assumptions that management deems reasonable; (ii) is presented for informational purposes only; (iii) does not purport to be indicative of the Registrant’s future results of operations or financial position; and (iv) does not purport to represent the financial position or results of operations that would actually have occurred assuming completion of the activities and transactions described below had occurred on June 30, 2012 for the pro forma consolidated balance sheet or on January 1, 2011, for the pro forma consolidated statements of income.

The unaudited pro forma statements of income for the six months ended June 30, 2012 and the year ended December 31, 2011 reflect the Registrant’s results as if the following activities and transactions occurred simultaneously on January 1, 2011. The unaudited pro forma balance sheet as of June 30, 2012 reflects the Registrant’s results as if the following activities and transactions occurred simultaneously on such date:

1)	The Predecessor Registrant converted to a REIT through a series of steps including the merger of the Predecessor Registrant with and into the Registrant with the Registrant as the surviving corporation, succeeding to and continuing to operate the existing business of the Predecessor Registrant. These transactions have no impact on the unaudited pro forma consolidated financial information as it was reflected as transactions between entities under common control.

2)

On September 28, 2012, a subsidiary of the Registrant merged with CPA®:15 and acquired the approximately 92.1% equity interest in CPA®:15 the Registrant did not already own in exchange for cash and rights to newly issuable Common Stock of the Registrant. Under the terms of the Merger, CPA®:15 stockholders received approximately $1.25 in cash and 0.2326 of the Registrant’s Common Stock for each CPA®:15 share at closing. The pro forma purchase price consideration for the 92.1% interest of $1,532.7 million ($152.3 million of cash and $1,380.4 million in stock) is based on the Predecessor Registrant’s share price at September 28, 2012 of $49.00.

3)	The Registrant, as the acquirer, will account for the Merger as a business combination and the assets acquired and liabilities assumed of CPA®:15 will be recorded at their estimated fair values.

4)

Simultaneous with the REIT Conversion, the Registrant obtained a term loan of $175.0 million. This loan was used for the cash consideration to acquire the remaining equity interests of CPA®:15. The term loan has an effective interest rate of approximately 2.368% after consideration of the amortization of approximately $1.9 million in loan closing costs.

5)

On September 19, 2012, the Predecessor Registrant acquired a 52.6% ownership interest in Marcourt Investments Inc. (“Marcourt”) from an unrelated third party for $126.3 million of assumed indebtedness, which was used to finance the acquisition. At that time, CPA®: 15 held a 47.7% ownership interest in Marcourt. The Predecessor Registrant consolidated the Marcourt entity. Upon consummation of the Merger, the Registrant acquired the remaining interest in this investment from CPA®:15. Given the proximity of the Merger closing date and the date of the initial acquisition, there was no difference between the carrying value and the fair value of the previously-held interest. The impact of this adjustment is included in the purchase price allocation table in Note B.

6)

Separate from the transactions above, on May 2, 2011, CPA®:14 merged with and into a subsidiary of CPA®:16 - Global, a publicly owned, non-listed REIT that primarily invests in commercial properties leased to companies domestically and internationally. In connection with the CPA®:14/16 Merger, the following transactions were completed by the Predecessor Registrant:

i.	Acquired an incremental interest in CPA®:16 - Global and the acquisition of a special membership interest in CPA®:16 - Global’s operating partnership.

ii.	Purchased 13,750,000 shares of CPA®:16 - Global common stock for $121.0 million.

iii.

Upon consummation of the CPA®:14/16 Merger, the Predecessor Registrant elected to receive its termination revenue in 2,717,138 shares of CPA®:14, which were exchanged into 3,242,089 shares of CPA®:16 - Global. In addition, upon closing of the CPA®:14/16 Merger, the Predecessor Registrant received 13,260,091 shares of common stock of CPA®:16 - Global in respect of its shares of CPA®:14.

iv.	Purchased three properties, in which it already had a partial interest, from CPA®:14, for an aggregate purchase price of $31.8 million, plus the assumption of $87.6 million of indebtedness.

W. P. CAREY INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of June 30, 2012

($ in thousands)

	W. P. Carey & Co LLC (A)	Corporate Property Associates 15 Incorporated (A)	Pro Forma Adjustments		W. P. Carey Inc. Pro Forma Consolidated
				(Notes)
Assets
Investments in real estate:
Real estate, at cost	$595,920	$1,776,222	$(9,681)	B	$2,362,461
Operating real estate, at cost	110,028	—	—		110,028
Accumulated depreciation	(127,139)	(311,711)	311,711	B	(127,139)

Net investments in properties	578,809	1,464,511	302,030		2,345,350
Net investments in direct financing leases	57,872	278,876	49,180	B	385,928
Equity investments in real estate and CPA REITs	552,552	191,297	(53,691)	B	548,927
			(93,638)	B(viii)
			(47,593)	B(ix)

Net investments in real estate	1,189,233	1,934,684	156,288		3,280,205

Cash and cash equivalents	39,800	190,515	—	B	206,097
			173,138	E
			(152,356)	E
			(45,000)	F
Due from affiliates	33,908	—	(6,208)	C	27,700
Intangible assets and goodwill, net	121,402	132,445	544,203	B	1,111,773
			313,723	B(iii)
Other assets, net	54,272	119,220	(42,679)	B(v)	132,675
			1,862	E

Total assets	$1,438,615	$2,376,864	$942,971		$4,758,450

Liabilities and Equity
Liabilities:
Non-recourse and limited-recourse debt	$346,532	$1,221,169	$162,143	B	$1,729,844
Line of credit	233,160	—	175,000	E	408,160
Accounts payable, accrued expenses and other liabilities	62,948	39,514	—	B	127,066
			24,604	D
Prepaid and deferred rental income and security deposits	—	56,043	92,554	B(ii)	144,717
			(3,880)	B(v)
Due to affiliates	—	14,480	(14,480)	B(iv)	—
Income taxes, net	37,652	—	2,185	O	39,837
Distributions payable	22,960	23,990	—	B	45,056
			(1,894)	C

Total liabilities	703,252	1,355,196	436,232		2,494,680

Redeemable noncontrolling interest and common stock	6,788	—	40,000	F	46,788

Equity:
Common stock and additional paid in capital	798,036	1,383,345	(1,383,345)	F	2,138,398
			(40,000)	F
			1,380,362	B
Distributions in excess of accumulated earnings	(99,653)	(362,079)	362,079	F	(113,163)
			10,857	B(viii)
			6,735	B(ix)
			(24,604)	D
			(4,313)	C
			(2,185)	O
Deferred compensation obligation	7,691	—	—		7,691
Accumulated other comprehensive loss	(11,096)	(20,658)	20,658	F	(11,096)
Less treasury stock	—	(176,031)	176,031	F	(45,000)
			(45,000)	F

Total stockholders’ equity	694,978	824,577	457,275		1,976,830

Noncontrolling interests	33,597	197,091	9,464	B	240,152

Total equity	728,575	1,021,668	466,739		2,216,982

Total liabilities and equity	$1,438,615	$2,376,864	$942,971		$4,758,450

W. P. CAREY INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended June 30, 2012

($ in thousands, except share and per share amounts)

	W. P. Carey & Co LLC (A)	Corporate Property Associates 15 Incorporated (A)	Pro Forma Adjustments		W. P. Carey Inc. Pro Forma Consolidated
				(Notes)
Revenues
Asset management revenue	$31,238	$—	$(12,419)	M	$18,819
Structuring revenue	11,260	—	—		11,260
Wholesaling revenue	7,867	—	—		7,867
Reimbursed costs from affiliates	39,221	—	(1,998)	M	37,223
Lease revenues	34,859	98,708	(7,340)	H	136,328
			10,101	N
Other real estate income	12,984	—	7	M	12,991
Interest income from direct financing leases	—	14,471	1,753	I	16,224
Other operating income	—	7,962	—		7,962

	137,429	121,141	(9,896)		248,674
Operating expenses
General and administrative	(53,491)	(7,104)	2,475	M	(52,063)
			6,057	D
Reimbursable costs	(39,221)	—	—		(39,221)
Depreciation and amortization	(13,528)	(24,659)	(20,286)	J	(60,044)
			(1,571)	N
Property expenses	(5,989)	(18,060)	12,390	M	(11,659)
Other real estate expenses	(4,930)	—	—		(4,930)
Impairment charges	(3,660)	—	—		(3,660)

	(120,819)	(49,823)	(935)		(171,577)

Other income and expenses
Other interest income	658	1,483	20	M	2,161
Income from equity investments in real estate and CPA REITs	42,331	9,938	(1,044)	L	25,922
			(25,303)	M
Other income	1,524	3,754	—		5,278
Interest expense	(14,591)	(36,615)	(5,150)	K	(56,809)
			(453)	M

	29,922	(21,440)	(31,930)		(23,448)

Income from continuing operations before income taxes	46,532	49,878	(42,761)		53,649
Benefit/(Provision) for income taxes	187	(1,535)	6,530	O	5,182

Income from continuing operations	46,719	48,343	(36,231)		58,831

Add/Less: Net loss (income) attributable to non-controlling interests	1,058	(11,856)	3,897	P	(6,901)
Add: Net loss attributable to redeemable noncontrolling interests	110	—	—		110

Income from continuing operations attributable to stockholders	$47,887	$36,487	$(32,334)		$52,040

Basic earnings per shares:
Income from continuing operations attributable to stockholders	$1.17			Q	$0.75

Diluted earnings per share:
Income from continuing operations attributable to stockholders	$1.15			Q	$0.75

Weighted average shares outstanding
Basic	40,218,677				68,389,320

Diluted	40,828,646				68,999,289

W. P. CAREY INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2011

($ in thousands, except share and per share amounts)

	W. P. Carey & Co LLC (A)	Corporate Property Associates 15 Incorporated (A)	Pro Forma Adjustments				W. P. Carey Inc. Pro Forma Consolidated
			Adjustments related to CPA- 14/16 Merger (G)		Merger of Corporate Property Associates 15 Incorporated
				(Notes)		(Notes)
Revenues
Asset management revenue	$66,808	$—	$(8,133)	G(iii)	$(26,002)	M	$32,673
Structuring revenue	46,831	—	—		(1,938)	M	44,893
Incentive, termination and subordinated disposition revenue	52,515	—	—		—		52,515
Wholesaling revenue	11,664	—	—		—		11,664
Reimbursed costs from affiliates	64,829	—	—		(3,550)	M	61,279
Lease revenues	65,438	210,425	3,733	G(i)	(18,850)	H	283,466
					22,720	N
Other real estate income	23,556	—	—		—		23,556
Interest income from direct financing leases	—	30,270	—		4,352	I	34,622
Other operating income	—	7,595	—		—		7,595

	331,641	248,290	(4,400)		(23,268)		552,263
Operating expenses
General and administrative	(93,706)	(8,834)	—		4,420	M	(96,620)
					1,500	D
Reimbursable costs	(64,829)	—	—		—		(64,829)
Depreciation and amortization	(26,065)	(54,107)	(2,400)	G(i)	(35,784)	J	(119,060)
					(704)	N
Property expenses	(13,164)	(37,353)	—		25,997	M	(24,520)
Other real estate expenses	(10,784)	—	—		—		(10,784)
Impairment charges	(3,751)	3,047	—		—		(704)
Allowance for credit losses	—	(3,059)	—		—		(3,059)

	(212,299)	(100,306)	(2,400)		(4,571)		(319,576)

Other income and expenses
Other interest income	2,001	1,861			127	M	3,989
Income from equity investments in real estate and CPA REITs	51,228	23,270	(267)	G(i)	(2,088)	L	64,383
			1,067	G(ii)	(16,294)	M
			7,467	G(iii)
Gain on change in control of interest	27,859	—	—		—		27,859
Gain (loss) on sale of investment in direct financing lease	—	(1,041)	—		—		(1,041)
Other income	4,550	4,176	—		—		8,726
Interest expense	(21,920)	(79,599)	(1,734)	G(i)	(10,556)	K	(115,241)
			(400)	G(ii)	(127)	M
					(905)	N

	63,718	(51,333)	6,133		(29,843)		(11,325)

Income from continuing operations before income taxes	183,060	96,651	(667)		(57,682)		221,362
Provision for income taxes	(37,214)	(5,296)	2,667	G(iii)	(2)	N	(24,987)
					14,858	O

Income from continuing operations	145,846	91,355	2,000		(42,826)		196,375

Add/Less: Net loss (income) attributable to non-controlling interests	1,864	(21,220)	400	G(i)	5,524	P	(13,432)
Less: Net income attributable to redeemable noncontrolling interests	(1,923)	—	—		—		(1,923)

Income from continuing operations attributable to stockholders	$145,787	$70,135	$2,400		$(37,302)		$181,020

Basic earnings per shares:
Income from continuing operations attributable to stockholders	$3.61					Q	$2.64

Diluted earnings per share:
Income from continuing operations attributable to stockholders	$3.58					Q	$2.63

Weighted average shares outstanding
Basic	39,819,475						67,990,118

Diluted	40,098,095						68,268,738

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

A.

Amounts derived from the unaudited consolidated financial statements of the Predecessor Registrant and CPA®:15 as of the six months ended June 30, 2012 and December 31, 2011. The combined purchase price consideration of $152.3 million in cash and $1,380.4 million in the Registrant’s Common Stock, excludes the pre-existing equity ownership of the Predecessor Registrant in CPA®:15 of approximately 7.9% as of June 30, 2012.

B.

The allocation of the purchase price consideration shown below is based on preliminary estimates and is subject to change based on the final determination of the fair value of CPA®:15’s assets acquired and liabilities assumed. The assets acquired and liabilities assumed also include the 52.6% interest in Marcourt that the Predecessor Registrant acquired in September 2012.

	CPA®:15 Historical (A)	Pro Forma Adjustments	Fair Value of CPA®:15 Assets Acquired and Liabilities Assumed
Assets
Real estate (i)	$1,776,222	$(9,681)	$1,766,541
Accumulated depreciation (i)	(311,711)	311,711	—
Net investments in direct financing leases (i)	278,876	49,180	328,056
Equity investments in real estate and CPA REITs (i)	191,297	(53,691)	137,606
Cash and cash equivalents	190,515	—	190,515
Intangible assets (ii)	132,445	544,203	676,648
Goodwill (iii)	—	313,723	313,723
Other assets (v)	119,220	(42,679)	76,541

Total assets	$2,376,864	$1,112,766	$3,489,630

Liabilities and Equity
Non-recourse and limited-recourse debt (vi)	1,221,169	162,143	1,383,312
Accounts payable, accrued expenses and other Liabilities	39,514	—	39,514
Prepaid and deferred rental income and security deposits (iia), (v)	56,043	88,674	144,717
Due to affiliates (iv)	14,480	(14,480)	—
Distributions payable	23,990	—	23,990

Total Liabilities	1,355,196	236,337	1,591,533

Noncontrolling interest (i)	197,091	9,464	206,555

Total Equity	$824,577	$866,965	$1,691,542

Non-controlled ownership interest at fair value (vii)			$1,532,717
Existing ownership interest at fair value (viii)			104,496
Existing jointly held interests at fair value (ix)			54,329

Total Equity			$1,691,542

i.	Reflects adjustments to record assets acquired at their estimated fair values.
ii.	Intangible assets identified in the transaction have been allocated as follows:

	Historical cost - net	Fair Value	Net Adjustment
In-place lease/tenant relationships	$103,529	$380,227	$276,698
Above-market leases	28,916	296,421	267,505

Total intangible assets	$132,445	$676,648	$544,203
Below-market leases (a)	$11,306	$103,860	$92,554

(a)	Below-market lease intangibles are included in Prepaid and deferred rental income and security deposits.

iii.	Reflects the difference between the estimated purchase price and estimated fair value of the assets acquired and liabilities assumed.

iv.	Reflects an adjustment to eliminate the balances CPA®:15 has with the Predecessor Registrant, as all such amounts would have been eliminated in consolidation had the merger occurred on June 30, 2012.
v.	Reflects an adjustment to eliminate assets of unamortized straight-line rents ($38.6 million) and deferred financing costs ($4.1 million) within Other assets. A liability for deferred rent of $3.9 million is eliminated from Prepaid and deferred rental income and security deposits.
vi.	Reflects an adjustment to record mortgage notes assumed at their estimated fair values.
vii.	Reflects the cost to acquire the 92.1% equity interest in CPA®:15 that the Registrant did not already own.
viii.

Prior to the Merger, the Predecessor Registrant held an equity interest in CPA®:15 of approximately 7.9% which had a carrying value of $93.6 million. This adjustment reflects the acquisition of a controlling interest resulting in a gain of $10.9 million as that equity interest was fair valued at $104.5 million.

ix.

Prior to the Merger, the Predecessor Registrant had noncontrolling interests in four joint ventures and a tenancy-in-common property majority owned by CPA®:15. This adjustment eliminates the carrying value of the Predecessor Registrant’s prior interests ($47.6 million). The acquisition of the controlling interest was recorded at its fair value of $54.3 million, resulting in a gain of $6.7 million.

C.	Reflects the elimination of the Predecessor Registrant’s balances with CPA®:15 as of June 30, 2012.
D.	Included in Accounts payable, accrued expenses and other liabilities is a $24.6 million accrual for estimated costs to be incurred for the Merger and the REIT Conversion. Additionally, General and administrative expense is adjusted for approximately $6.1 million and $1.5 million related to costs recorded in the June 30, 2012 and December 31, 2011 financial statements, respectively.
E.

Simultaneous with the Merger, the Registrant obtained a term loan of $175.0 million, net of $1.9 million in loan closing costs. The term loan was used for the cash consideration to acquire the outstanding equity interests of CPA®:15 ($152.3 million). The term loan has a stated interest rate of 2.00% and an effective interest rate of approximately 2.368% after consideration of the loan closing costs.

F.

Reflects elimination of CPA®:15’s acquired equity. Additionally, the Estate Shareholders have the right but not the obligation to sell to the Predecessor Registrant and the Registrant up to an aggregate amount of Eighty-Five Million Dollars ($85,000,000) of Predecessor listed shares and the Registrant’s Common Stock owned by the Estate Shareholders (“Stock Repurchase”). From July 30, 2012 through October 9, 2012, the Estate Shareholders have sold $45 million of shares to the Predecessor Registrant or the Registrant, which is reflected in the unaudited pro forma financial information. The Registrant has reclassified $40 million of its permanent equity to redeemable non-controlling interest and common stock within the pro forma consolidated balance sheet to reflect the remaining potential cash obligation that is outside of its control. The Company has not recognized a liability for the Stock Repurchase as the fair value was not material based upon the terms of the agreement.

G.	The following adjustments to the December 31, 2011 pro forma statement of income are related to the CPA®:14/16 Merger:

i.

The purchase of three properties from CPA®:14 resulted in an increase in lease revenues of $3.7 million, incremental depreciation expense of $2.4 million and $1.7 million of interest expense related to the debt assumed. Also reflects the elimination of $0.4 million of income formerly attributed to the non-controlling interests, as well as $0.3 million related to the income from equity investments.

ii.

The Predecessor Registrant’s equity interest in CPA®:16 - Global increased from 5.6% to approximately 17.2% immediately after the CPA®:14/16 Merger. Therefore, the pro forma adjusts for the increase in equity in earnings of CPA®:16 - Global after the acquisition of CPA®:14 of $2.3 million, partially offset by the reversal of the equity in earnings of CPA®:14 and CPA®:16 - Global of $0.8 million and $0.4 million, respectively. Also, the pro forma adjusts for an increase to interest expense of $0.4 million related to the cost of the incremental borrowing for the CPA®:14/16 Merger.

iii.

Following the restructuring of the advisory agreement and issuance of the equity interest as further described below, the Predecessor Registrant will no longer receive performance fees from CPA®:16 – Global and CPA®:14 resulting in a pro forma reduction of aggregate performance fees of $7.2 million and a reduction in asset management revenues from asset sales fees charged to CPA®:16 - Global asset sales of $0.9 million.

Through a newly issued equity interest in CPA®:16 – Global following the restructuring of the advisory agreement described above, the Predecessor Registrant will receive estimated cash flow distributions from CPA®:16 - Global in the amount of $4.7 million, which increases Income from equity investments in real estate and CPA® REIT’s. A further increase to Income from equity investments in real estate and CPA® REIT’s is the amount of deferred revenue related to the special interest that is expected to be recognized during a 12-month period of approximately $2.8 million, which is net of $0.3 million associated with the basis differential generated by the special interest in the operating partnership and WPC’s underlying claim on the net assets of CPA®:16 - Global.

As a result of the expected income tax savings, there is a pro forma tax benefit of $2.7 million.

H.

Reflects the net decrease in rental income due to the amortization of CPA®:15’s acquired intangibles for leases which have rents above or below market rates and the reevaluation of acquired straight-line rents. In connection with the acquisition of the properties subject to leases, $296.4 million of the purchase price has been allocated to reflect the value attributable to the assumption of leases with rents in excess of market rates at acquisition. The intangible assets related to the assumption of these above market leases are amortized as a reduction to rental income, using the straight-line method, over the remaining initial terms of the applicable leases, which range from one to thirty years. Additionally, $103.9 million of the purchase price has been allocated as deferred rent to reflect the value attributable to the assumption of leases with rents that are below market rates at acquisition. Deferred rent is amortized as an increase to rental income over the extended terms of the applicable leases, or the initial term, if the renewal terms provide for adjustments to market rental rates. Their terms range from six to thirty-four years.

I.	Reflects adjustment to recognize interest income from acquired direct financing leases.
J.	Adjustment to reflect the change in depreciation and amortization of acquired tangible assets (buildings and site improvements) and in-place leases for the difference between the preliminary estimated fair values and acquired carrying values. Buildings and site improvements are depreciated over the remaining useful lives ranging from twenty to thirty-seven years. In-place lease values are amortized over the remaining initial, noncancellable terms of the applicable leases, which range from one to thirty years.
K.	Reflects an increase in interest expense of $3.1 million and $6.4 million for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, related to the fair value adjustment of the carrying value of the assumed mortgage notes payable being amortized over the remaining terms of the mortgages as well as the assumed Marcourt indebtedness. Also reflects an additional net increase in interest expense of $2.0 million and $4.1 million for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, from the $175.0 million new line of credit. A change in the interest rate of 0.125% would change the aggregate pro forma interest expense by approximately $0.11 million and $0.22 million for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively.
L.	Reflects adjustment to recognize the impact on income for the acquired equity investments in real estate.
M.

Reflects adjustments to eliminate activities between the Predecessor Registrant and CPA®:15 in the respective historical financial statements, as all such revenues, expenses and interests would have been eliminated in consolidation had the Merger occurred on January 1, 2011.

N.	Reflects the operations of a tenancy-in-common investment previously reflected by the Predecessor Registrant and CPA®:15 as income from equity investments in real estate.

O.

As a result of the Merger of the Registrant and CPA®:15, asset management and other taxable revenues have been eliminated. The adjustment of $6.5 million for the six months ended June 30, 2012 and $14.9 million for the year ended December 31, 2011, reflects a tax benefit related to the elimination of these transactions. The $2.2 million adjustment to distributions in excess of accumulated earnings reflects the tax expense related to the recognition of deferred revenue as of June 30, 2012.

P.	Reflects the change in the proportional share of the operations as of the date of the merger and the difference between the fair value and acquired carrying value of the underlying net assets in acquired noncontrolling interests.
Q.	Earnings per share are presented for basic and diluted pro forma earnings per share. The additional shares that were issued as part of the Merger are deemed to be outstanding as of January 1, 2011 for the basic and diluted earnings per share calculation. Thus, the outstanding shares are calculated as follows:

	Historical Shares Outstanding	Shares Issued in Merger	Total Shares Outstanding
12/31/11
Basic	39,819,475	28,170,643	67,990,118
Diluted	40,098,095	28,170,643	68,268,738
6/30/12
Basic	40,218,677	28,170,643	68,389,320
Diluted	40,828,646	28,170,643	68,999,289